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                  PROPOSED Q & As FOR RETAIL SHAREHOLDERS OF
                           HEWITT MONEY MARKET FUND

                            HEWITT SERIES TRUST PROXY



General Questions re:  The Fund

1.   What is MIP?

     A: Master Investment Portfolio (MIP) is an investment company advised by Barclays Global Investors. It has several different portfolios, or funds, that have different investment objectives. One of those portfolios is the Money Market Master Investment Portfolio. Both Hewitt Money Market Fund and the Hewitt Institutional Money Market Fund pursue their investment objectives by investing all of their investable assets in the Money Market Investment Portfolio.

2. Why can't I invest directly in the Money Market Master Investment Portfolio (or why can't I invest directly in MIP, rather than invest in Hewitt Money Market Fund?)

     A. MIP has been established by Barclays to serve as a "master" fund in what is known as a "master-feeder" relationship. In a master feeder relationship, an investment organization, in this case, Barclays, establishes one or more master investment funds in which other investment funds, including funds sponsored by other investment organizations, invest. These other funds are available for purchase by the public. Another way of looking at it is that MIP is a wholesale product and Hewitt Money Market Fund is the retail product through which you invest.

3. What's the difference between Hewitt Money Market Fund and Hewitt Institutional Money Market Fund?

     A: Shares of Hewitt Institutional Money Market Fund are available for purchase only by institutional investors, like 401(k) plans and the plan accounts of participants in those plans. Shares of Hewitt Money Market Fund are available for purchase by individual investors and their related accounts, such as Individual Retirement Accounts.

Questions more specific to the proxy statement

4. I've been in this Fund for awhile. Why haven't there been other proxy statements sent to me?

     A. There are rules that require mutual funds to obtain shareholder approval of certain matters. The changes that MIP and Hewitt Money Fund are proposing to implement must be approved by shareholders to become effective. For example, the proposed changes in certain of the fundamental investment policies of the Money Market Master Investment Portfolio can be implemented only if they are approved by investors in MIP. Also, new trustees (or directors) of a fund are required to be elected by shareholders (and
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     cannot be appointed by the existing trustees) to assure that at least two-
     thirds of the trustees have been elected by shareholders. MIP is now at the stage where new trustees must be elected (and cannot be appointed).

5.   Why haven't I had the chance to vote on the Hewitt fund trustees?

     A. The trustees of Hewitt Series Trust (E. Scott Peterson, Donald Hunt, and John Oliverio) were elected by the initial shareholder of Hewitt Series Trust and have remained unchanged since the inception of the Trust.

6. Why am I voting on matters having to do with MIP? Shouldn't I only vote on matters relating to Hewitt Series Trust (or Hewitt Money Market Fund?)

     A: Hewitt Series Trust, as an investor in MIP, has voting rights on certain matters affecting MIP investors. To comply with SEC rules that apply to Hewitt Series Trust, you are being asked to instruct the Trust as to how it should vote on those matters. In voting on the proposals by MIP, Hewitt Series Trust will vote in accordance with the instructions it receives from its shareholders. Keep in mind, however, that Hewitt Series Trust is just one of a number of funds that invests in MIP. Thus, the vote of the shareholders of Hewitt Series Trust will not in and of itself be determinative of whether the MIP matters up for vote are approved.

7.   Can you provide me more information about the trustee candidates?

     A. Sorry, I cannot provide you with additional information beyond that contained in the proxy statement.

8. What does Proposal 2 mean - changing from a "fundamental" to a "non-fundamental" policy?

     A. "Fundamental" policies are policies that cannot be changed without shareholder approval. Non-fundamental policies can be changed by a fund's trustees (or directors) without shareholder approval. The Board of Trustees of MIP is seeking approval of various policy changes to modernize MIP's policies and to provide greater flexibility.

9. Does this mean that if MIP's proposals are approved the Money Market Master Investment Portfolio will change its investment practices and go from investing in the types of short-term debt securities in which I expect a money market fund to invest and begin investing in other types of securities like stocks?

     A. No, although we understand why you may feel that's the case. As "money market funds" that are subject to stringent SEC rules, Hewitt Series Trust and the Money Market Master Investment Portfolio can only invest in high quality short-term debt securities. The proposed changes in the policies will, if approved and implemented, provide some additional flexibility within those constraints. Many of the proposed changes are technical ones. In addition, the Board of Trustees of Hewitt Series Trust has considered the proposals and does not believe that they would result in a significant change in the

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     investment practices or the risk characteristics of your investment.

10. If MIP will be able to change its investment objective and certain investment policies in the future without shareholder approval, what protection do I have that MIP's investment practices will be prudent and consistent with what I look for in a money market fund?

     A. MIP has to give our Fund 120 days prior notice of any change that it wants to make to its investment objective or its investment policies. Thus, if MIP seeks to make any changes in the future, the Board of Trustees of Hewitt Series Trust will be in a position to assess the implications of the change before it is implemented and determine whether continued investment by Hewitt Money Market Fund in the Money Market Master Investment Portfolio is appropriate. If the Board concludes that continued investment in the Money Market Master Investment Portfolio would no longer be appropriate, it will implement alternative arrangements for Hewitt Money Market Fund. This could include withdrawing its investment from MIP and investing in another master fund, or investing the assets of Hewitt Money Market Fund directly in money market instruments. It is important for you to recognize that MIP cannot simply impose a change on the Fund's investment without prior notice.

11. What can I do as an investor in Hewitt Money Market Fund if I believe that MIP's proposals are not appropriate?

     A. As with any investor in a mutual fund, you have the ultimate control. If you no longer wish to invest in Hewitt Money Market Fund you may request the redemption of your shares and invest the proceeds of the redemption in another investment.

12. Proposal 3 doesn't make any sense to me. What is the point of all of these changes - some of them seem to be inconsistent with the normal investment practices of a money market fund?

     A. We appreciate that Proposal 3 can be confusing. Essentially, the Money Market Master Investment Portfolio is seeking to update its investment polices and modify those policies to provide it with additional investment flexibility. The Board of Hewitt Series Trust believes that the proposed changes will not change the character of the Money Market Master Investment Portfolio or Hewitt Money Market Fund as a money market fund. As an investor, you need to understand that the investment policies and practices of all money market funds are not identical. However, the Board of Trustees of Hewitt Series Trust continues to support the investment approach that will be followed by the management of the Money Market Master Investment Portfolio under its proposed new policies.

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